Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  April 27, 2022

Contacts:

Daniel J. Santaniello	Salvatore R. DeFrancesco, Jr.
President and Chief Executive Officer	Treasurer and Chief Financial Officer
570-504-8035	570-504-8000

FIDELITY D & D BANCORP, INC.

REPORTS RECORD FIRST QUARTER 2022 FINANCIAL RESULTS

Dunmore, PA – Fidelity D & D Bancorp, Inc.  (NASDAQ: FDBC) and its banking subsidiary, The Fidelity Deposit and Discount Bank,  announced its unaudited, consolidated financial results for the three month period ended March 31, 2022 reporting new record high results.

Unaudited Financial Information

Net income for the quarter ended March 31, 2022 was  $7.5 million,  or $1.32 diluted earnings per share,  compared to $5.7 million, or $1.13 diluted earnings per share, for the quarter ended March 31, 2021.  The $1.8 million, or 33%, improvement in net income resulted from the $3.8 million increase in net interest income and $0.3 million reduction in the provision for loan losses which more than offset a  $1.2 million increase in non-interest expenses and $1.0 million less in non-interest income.  Diluted earnings per share increased by $0.19 per share, or 17%, due to the higher net income.

“The first quarter financial results continue to be strong, setting the stage for a successful 2022.” stated Daniel J. Santaniello, President and Chief Executive Officer. “During the first quarter, we experienced net interest income expansion, deposit growth, and disciplined expense management through a well-executed strategic plan that focuses on building relationships and delivering value to our clients. With strong asset quality and capital, the Company is positioned to navigate through the current economic uncertainties.”

The acquisition of Landmark Bancorp, Inc. (“Landmark”) during the third quarter of 2021 resulted in growth in the Company’s earning assets which contributed to net interest income growth.  The Company continued to operate three community banking offices acquired from Landmark which increased operating expenses.

Consolidated First Quarter Operating Results Overview

Net interest income was $17.3 million for the first quarter of 2022, a 29% increase over the  $13.5 million earned for the  first quarter of 2021.    The $3.8 million improvement in net interest income resulted primarily from a  $630.5 million increase in the average balance of interest-earning assets which offset the 27 basis point decline in yields on these earning assets.  The loan portfolio had the biggest impact, producing a  $2.3 million increase in interest income from $305.3 million in higher average balances.  Interest income in the  commercial portfolio increased $1.1 million during the first quarter of 2022 versus the first quarter of 2021, despite recognition of $1.0 million less SBA fees attributable to PPP loans over the same time periods.    Accretion of purchase accounting fair value adjustments on acquired loans increased by $0.4 million over the same time periods.  Interest income from the investment portfolio grew $1.6 million from  $344.0 million in increased average balances.  Interest expense was flat despite an increase of $447.4 million in average interest-bearing liabilities due to the nine basis point decrease in deposit rates.

The overall cost of interest-bearing liabilities was 0.22% for the first quarter of 2022,  a decrease of nine basis points from the 0.31% paid for the first quarter of 2021.  The cost of funds decreased seven basis points to 0.16% for the first quarter of 2022 from 0.23% for the first quarter of 2021.  The Company’s fully-taxable equivalent (“FTE”) (non-GAAP measurement) net interest spread was 3.12% for the first quarter of 2022,  down 18 basis points from the 3.30% recorded for the first quarter of 2021.  FTE net interest margin decreased by 21 basis points to 3.18% for the three months ended March 31, 2022 from 3.39% for the same 2021 period due to the growth rate on the average balance of interest-earning assets outpacing the growth of net interest income.

As of March 31, 2022, the outstanding Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) loan balances totaled $22.4 million.  Total PPP loans generated approximately $9.4 million of SBA processing fees, net of origination expenses, of which $8.9 million was earned to date with $0.7 million and $1.7 million recognized during the three months ended March 31, 2022 and 2021, respectively.  The $0.5 million remaining balance is expected to continue to be earned over the remaining life of the loans; however, the fees may be recognized earlier upon loan forgiveness by the SBA or if paid off by the borrower.

The provision for loan losses was $0.5 million for the first quarter of 2022, a $0.3 million decrease compared to $0.8 million for the first quarter of 2021.    The decrease in the provision compared to the quarter ended March 31, 2021 was due to a  $0.4 million specific reserve incurred during the prior year’s first quarter that was not required in the current quarter.  This amount of provisioning reflected what management deemed necessary, given experienced loan growth, to maintain the allowance for loan and lease losses at an adequate level.

Total non-interest income decreased $1.0 million, or 17%, to $4.5 million for the first quarter of 2022 compared to $5.5 million for the first quarter of 2021.   The decrease in non-interest income was attributable to the decline in residential mortgage activity stemming from increased mortgage rates which lowered the level of gains by $1.6 million during the first quarter of 2022 compared to the same 2021 period.  The Company also incurred a $0.2 million loss from the write-down of premises and equipment during the first quarter of 2022.    Partially offsetting these decreases was $0.2 million higher service charges on deposits from increased overdraft activity, $0.2 million growth in interchange fees and $0.2 million in additional wealth management fees.

Non-interest expenses increased $1.2 million, or 10%, for the first quarter of 2022 to $12.7 million from $11.5 million for the same quarter of 2021.  The increase was due to the $0.8 million higher salaries and employee benefits primarily due to 17 additional full-time equivalent employees.  Additionally, the Company experienced increases in premises and equipment expenses of $0.3 million, $0.1 million in the FDIC assessment,  and $0.1 million each in PA shares tax expense and data processing and communications expenses.  The Company also experienced $0.6 million less in capitalized expenses from loan originations due to less consumer loan origination activity and no PPP originations during the first quarter of 2022.    Operating expenses would have increased another $0.9 million if not for $0.5 million in merger-related expenses and a $0.4 million FHLB prepayment penalty incurred in the first quarter of 2021.

The provision for income taxes increased $0.1 million during the first quarter of 2022  due to higher income before taxes compared to the first quarter of 2021.

Consolidated Balance Sheet & Asset Quality Overview

The Company’s total assets remained at  $2.4  billion as of March 31, 2022, relatively unchanged from December 31, 2021.  Growth in the loan portfolio of $14 million was offset by a reduction of the investment portfolio available-for-sale fair market value by $27 million due to recording $53 million in net unrealized losses resulting from the significantly higher interest rates in intermediate to long-term U.S. Treasury interest rates through the first quarter of 2022.  During the same time period, total liabilities increased $38 million, or 2%.    Deposit growth of $40 million was used to fund loan growth leaving cash balances relatively unchanged from prior year-end.    During the first quarter, deposits typically grow due to the seasonal timing of public tax deposits.  These deposits are temporary and will mostly be disbursed during the second quarter.  The deposit growth also continued to occur in personal and business accounts of $14 million and $16 million,  respectively, during the first quarter of 2022.

Shareholders’ equity decreased $36.5 million, or 17%, to $175.2 million at March 31, 2022 from $211.7 million at December 31, 2021.   The decrease was caused by a $42.7 million, after tax, reduction in accumulated other comprehensive income from net unrealized losses recorded in the investment portfolio stemming from the increase in intermediate to long-term U.S. Treasury interest rates.  At March 31, 2022, there were no securities identified with credit-related, other-than-temporary impairment losses.  Net income of $7.5 million was partially offset by $1.9 million in cash dividends paid to shareholders.  An additional  $0.6 million recorded from the issuance of common stock under the Company’s stock plans and stock-based compensation also partially offset the decrease in shareholders' equity.   Accumulated other comprehensive income (loss) is excluded from regulatory capital ratios.  The Company remains well capitalized with Tier 1 capital at 8.14% of total average assets as of March 31, 2022.    Total risk-based capital was 14.18% of risk-weighted assets and Tier 1 risk-based capital was 13.11% of risk-weighted assets as of March 31, 2022.  Tangible book value per share was $27.17 at March 31, 2022 compared to $33.68 at December 31, 2021.

Asset Quality

Total non-performing assets were $4.0 million, or 0.17% of total assets, at March 31, 2022, compared to $6.4 million, or 0.27% of total assets, at December 31, 2021.  Past due and non-accrual loans to total loans were 0.27% at March 31, 2022 compared to 0.34% at December 31, 2021.  Net charge-offs to average total loans decreased to 0.02% at March 31, 2022 compared to 0.04% at December 31, 2021.

Fidelity D & D Bancorp, Inc. has built a strong history as trusted financial advisor to the clients served by The Fidelity Deposit and Discount Bank  (“Fidelity Bank”).  Fidelity Bank operates 22 full-service offices throughout Lackawanna, Luzerne and Northampton Counties, along with the Fidelity Bank Wealth Management Minersville Office in Schuylkill County.  Fidelity Bank provides a digital and virtual experience via digital services, and digital account opening offered through online banking and the mobile app.  Additionally, Fidelity Bank offers full-service Wealth Management & Brokerage Services, a Mortgage Center, and an array of personal and business banking products and services.  Part of the Company’s vision is to serve as the best bank for the community, which was accomplished by having provided over 3,100 hours of volunteer time and over $1.8 million in donations to non-profit organizations directly within the markets served throughout 2021.  The Company continues  its mission of exceeding client expectations through a unique banking experience, providing 24 hour, 7 days a week service to clients through branch offices, online at www.bankatfidelity.com, and through the Customer Care Center at 800-388-4380.  The Company's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.

Non-GAAP Financial Measures

The Company uses non-GAAP financial measures to provide information useful to the reader in understanding its operating performance and trends, and to facilitate comparisons with the performance of other financial institutions. Management uses these measures internally to assess and better understand our underlying business performance and trends related to core business activities.  The Company’s non-GAAP financial measures and key performance indicators may differ from the non-GAAP financial measures and key performance indicators other financial institutions used to measure their performance and trends.    Non-GAAP financial measures should be supplemental to GAAP used to prepare the Company’s operating results and should not be read in isolation or relied upon as a substitute for GAAP measures.  Reconciliations of GAAP to non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the tables at the end of this release.

Management believes merger-related expenses are not standard costs necessary for operations.  These charges principally represent professional fees and system conversion and integration costs related to the transaction.  These costs are specific to each individual transaction and may vary significantly based on the size and complexity of the transaction.  Management also believes the FHLB prepayment fee incurred to payoff FHLB advances is non-recurring and should be excluded from normal operating expenses for proper comparison.

Interest income was adjusted to recognize the income from tax exempt interest-earning assets as if the interest was taxable, fully-taxable equivalent (FTE), in order to calculate certain ratios within this document.  This treatment allows a uniform comparison among yields on interest-earning assets.  Interest income was FTE adjusted, using the corporate federal tax rate of 21% for 2022 and 2021.

Forward-looking statements

Certain of the matters discussed in this press release constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.  The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” and similar expressions are intended to identify such forward-looking statements.

The Company’s actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation:

▪

the effects of economic conditions particularly with regard to the negative impact of severe, wide-ranging and continuing disruptions caused by the spread of Coronavirus Disease 2019 (COVID-19) and any other pandemic, epidemic or other health-related crisis and responses thereto on current customers and the operations of the Company, specifically the effect of the economy on loan customers’ ability to repay loans;

▪	the costs and effects of litigation and of unexpected or adverse outcomes in such litigation;
▪

the impact of new or changes in existing laws and regulations, including laws and regulations concerning taxes, banking, securities and insurance and their application with which the Company and its subsidiaries must comply;

▪	impacts of the capital and liquidity requirements of the Basel III standards and other regulatory pronouncements, regulations and rules;
▪	governmental monetary and fiscal policies, as well as legislative and regulatory changes;
▪	effects of short- and long-term federal budget and tax negotiations and their effect on economic and business conditions;
▪	the effect of changes in accounting policies and practices, as may be adopted by the regulatory agencies, as well as the Financial Accounting Standards Board and other accounting standard setters;
▪

the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities and interest rate protection agreements, as well as interest rate risks;

▪

the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, computer and the internet;

▪	technological changes;
▪

the interruption or breach in security of our information systems, continually evolving cybersecurity and other technological risks and attacks resulting in failures or disruptions in customer account management, general ledger processing and loan or deposit updates and potential impacts resulting therefrom including additional costs, reputational damage, regulatory penalties, and financial losses;

▪	acquisitions and integration of acquired businesses;
▪	the failure of assumptions underlying the establishment of reserves for loan losses and estimations of values of collateral and various financial assets and liabilities;
▪	inflation, securities markets and monetary fluctuations and volatility;
▪	the short-term and long-term effects of inflation, and rising costs to the Company, its customers and on the economy;
▪	acts of war or terrorism;
▪	disruption of credit and equity markets; and
▪	the risk that our analyses of these risks and forces could be incorrect and/or that the strategies developed to address them could be unsuccessful.

The Company cautions readers not to place undue reliance on forward-looking statements, which reflect analyses only as of the date of this release.  The Company has no obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information please visit our investor relations web site located through www.bankatfidelity.com.

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$97,403	$96,877
Investment securities	711,583	738,980
Restricted investments in bank stock	3,231	3,206
Loans and leases	1,479,114	1,464,855
Allowance for loan losses	(16,081)	(15,624)
Premises and equipment, net	31,336	29,310
Life insurance cash surrender value	53,065	52,745
Goodwill and core deposit intangible	21,462	21,570
Other assets	39,661	27,185

Total assets	$2,420,774	$2,419,104

Liabilities
Non-interest-bearing deposits	$599,497	$590,283
Interest-bearing deposits	1,610,508	1,579,582
Total deposits	2,210,005	2,169,865
Secured borrowings	10,572	10,620
Other liabilities	24,954	26,890
Total liabilities	2,245,531	2,207,375

Shareholders' equity	175,243	211,729

Total liabilities and shareholders' equity	$2,420,774	$2,419,104

Average Year-To-Date Balances:	March 31, 2022	December 31, 2021
Assets
Cash and cash equivalents	$95,319	$146,986
Investment securities	736,021	568,785
Restricted investments in bank stock	3,228	3,181
Loans and leases	1,467,362	1,299,960
Allowance for loan losses	(15,966)	(16,100)
Premises and equipment, net	29,301	28,956
Life insurance cash surrender value	52,960	48,570
Goodwill and core deposit intangible	21,517	12,180
Other assets	29,679	23,069

Total assets	$2,419,421	$2,115,587

Liabilities
Non-interest-bearing deposits	$586,363	$517,599
Interest-bearing deposits	1,592,173	1,376,364
Total deposits	2,178,536	1,893,963
Short-term borrowings	-	97
Secured borrowings	10,584	9,122
FHLB advances	-	848
Other liabilities	27,008	22,322
Total liabilities	2,216,128	1,926,352

Shareholders' equity	203,293	189,235

Total liabilities and shareholders' equity	$2,419,421	$2,115,587

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Statements of Income

(dollars in thousands)

	Three Months Ended
	Mar. 31, 2022	Mar. 31, 2021
Interest income
Loans and leases	$14,775	$12,508
Securities and other	3,403	1,832

Total interest income	18,178	14,340

Interest expense
Deposits	(822)	(864)
Borrowings and debt	(65)	(26)

Total interest expense	887	890

Net interest income	17,291	13,450

Provision for loan losses	(525)	(800)
Non-interest income	4,554	5,516
Non-interest expense	(12,654)	(11,456)

Income before income taxes	8,666	6,710

Provision for income taxes	(1,144)	(1,043)
Net income	$7,522	$5,667

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Interest income
Loans and leases	$14,775	$15,614	$15,359	$11,950	$12,508
Securities and other	3,403	3,174	2,814	2,217	1,832

Total interest income	18,178	18,788	18,173	14,167	14,340

Interest expense
Deposits	(822)	(873)	(878)	(841)	(864)
Borrowings and debt	(65)	(37)	(121)	-	(26)

Total interest expense	887	910	999	841	890

Net interest income	17,291	17,878	17,174	13,326	13,450

Provision for loan losses	(525)	(450)	(450)	(300)	(800)
Non-interest income	4,554	4,185	4,009	4,577	5,516
Non-interest expense	(12,654)	(12,614)	(15,185)	(10,851)	(11,456)

Income before income taxes	8,666	8,999	5,548	6,752	6,710

Provision for income taxes	(1,144)	(1,213)	(689)	(1,056)	(1,043)
Net income	$7,522	$7,786	$4,859	$5,696	$5,667

FIDELITY D & D BANCORP, INC.

Unaudited Condensed Consolidated Balance Sheets

(dollars in thousands)

At Period End:	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Assets
Cash and cash equivalents	$97,403	$96,877	$167,386	$170,064	$222,953
Investment securities	711,583	738,980	686,926	554,955	436,622
Restricted investments in bank stock	3,231	3,206	3,321	3,231	2,931
Loans and leases	1,479,114	1,464,855	1,435,997	1,134,158	1,153,160
Allowance for loan losses	(16,081)	(15,624)	(15,601)	(15,245)	(14,839)
Premises and equipment, net	31,336	29,310	29,406	27,615	27,275
Life insurance cash surrender value	53,065	52,745	52,417	44,858	44,582
Goodwill and core deposit intangible	21,462	21,570	21,678	8,613	8,697
Other assets	39,661	27,185	30,269	20,984	31,711

Total assets	$2,420,774	$2,419,104	$2,411,799	$1,949,233	$1,913,092

Liabilities
Non-interest-bearing deposits	$599,497	$590,283	$586,952	$491,051	$518,352
Interest-bearing deposits	1,610,508	1,579,582	1,576,498	1,266,609	1,204,548
Total deposits	2,210,005	2,169,865	2,163,450	1,757,660	1,722,900
Secured borrowings	10,572	10,620	16,885	-	-
Other liabilities	24,954	26,890	25,895	19,388	26,610
Total liabilities	2,245,531	2,207,375	2,206,230	1,777,048	1,749,510

Shareholders' equity	175,243	211,729	205,569	172,185	163,582

Total liabilities and shareholders' equity	$2,420,774	$2,419,104	$2,411,799	$1,949,233	$1,913,092

Average Quarterly Balances:	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Assets
Cash and cash equivalents	$95,319	$117,746	$185,835	$171,968	$111,904
Investment securities	736,021	725,977	640,900	489,424	414,626
Restricted investments in bank stock	3,228	3,246	3,430	3,152	2,891
Loans and leases	1,467,362	1,452,676	1,430,142	1,150,286	1,162,112
Allowance for loan losses	(15,966)	(15,857)	(18,716)	(15,285)	(14,500)
Premises and equipment, net	29,301	29,399	31,381	27,502	27,495
Life insurance cash surrender value	52,960	52,635	52,285	44,751	44,478
Goodwill and core deposit intangible	21,517	21,632	9,579	8,648	8,746
Other assets	29,679	26,679	23,420	20,593	21,527

Total assets	$2,419,421	$2,414,133	$2,358,256	$1,901,039	$1,779,279

Liabilities
Non-interest-bearing deposits	$586,363	$585,899	$579,629	$464,818	$437,740
Interest-bearing deposits	1,592,173	1,575,844	1,522,149	1,249,347	1,151,855
Total deposits	2,178,536	2,161,743	2,101,778	1,714,165	1,589,595
Short-term borrowings	-	-	68	177	144
Secured borrowings	10,584	16,053	20,140	-	-
FHLB advances	-	-	49	-	3,389
Other liabilities	27,008	27,410	23,798	19,026	18,944
Total liabilities	2,216,128	2,205,206	2,145,833	1,733,368	1,612,072

Shareholders' equity	203,293	208,927	212,423	167,671	167,207

Total liabilities and shareholders' equity	$2,419,421	$2,414,133	$2,358,256	$1,901,039	$1,779,279

FIDELITY D & D BANCORP, INC.

Selected Financial Ratios and Other Data

	Three Months Ended
	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Selected returns and financial ratios
Basic earnings per share	$1.33	$1.38	$0.86	$1.14	$1.14
Diluted earnings per share	$1.32	$1.37	$0.85	$1.13	$1.13
Dividends per share	$0.33	$0.33	$0.30	$0.30	$0.30
Yield on interest-earning assets (FTE)*	3.34%	3.40%	3.40%	3.29%	3.61%
Cost of interest-bearing liabilities	0.22%	0.23%	0.26%	0.27%	0.31%
Cost of funds	0.16%	0.17%	0.19%	0.20%	0.23%
Net interest spread (FTE)*	3.12%	3.17%	3.14%	3.02%	3.30%
Net interest margin (FTE)*	3.18%	3.24%	3.22%	3.10%	3.39%
Return on average assets	1.26%	1.28%	0.82%	1.20%	1.29%
Return on average equity	15.01%	14.79%	9.07%	13.63%	13.75%
Return on average tangible equity*	16.78%	16.49%	9.50%	14.37%	14.50%
Efficiency ratio (FTE)*	56.21%	55.52%	69.79%	59.01%	59.11%
Expense ratio	1.36%	1.38%	1.88%	1.32%	1.35%

Non-GAAP Measures	Three Months Ended
(dollars in thousands except per share data)	Mar. 31, 2022	Mar. 31, 2021
Net income	$7,522	$5,667
Merger-related expenses, net of income taxes	-	515
FHLB prepayment penalty, net of income taxes	-	291
Adjusted net income*	$7,522	$6,473
Adjusted basic earnings per share*	$1.33	$1.30
Adjusted diluted earnings per share*	$1.32	$1.29
Interest income adjustment to FTE*	$668	$416
Adjusted return on average assets*	1.26%	1.48%
Adjusted return on average tangible equity*	16.78%	16.57%

Other financial data	At period end:
(dollars in thousands except per share data)	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Mar. 31, 2021
Book value per share	$30.97	$37.50	$36.41	$34.47	$32.75
Tangible book value per share*	$27.17	$33.68	$32.57	$32.74	$31.00
Equity to assets	7.24%	8.75%	8.52%	8.83%	8.55%
Allowance for loan losses to:
Total loans	1.09%	1.09%	1.12%	1.35%	1.30%
Non-accrual loans	6.97x	5.30x	5.68x	4.81x	3.78x
Non-accrual loans to total loans	0.16%	0.20%	0.19%	0.28%	0.34%
Non-performing assets to total assets	0.17%	0.27%	0.25%	0.31%	0.36%
Net charge-offs to average total loans	0.02%	0.04%	0.02%	0.03%	0.06%

Capital Adequacy Ratios
Total risk-based capital ratio	14.18%	14.51%	14.52%	16.27%	16.47%
Common equity tier 1 risk-based capital ratio	13.11%	13.40%	13.38%	15.02%	15.21%
Tier 1 risk-based capital ratio	13.11%	13.40%	13.38%	15.02%	15.21%
Leverage ratio	8.14%	7.94%	7.89%	8.38%	8.72%

* See non-GAAP Financial Measures above.